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                              DEWEY BALLANTINE LLP

                          1301 AVENUE OF THE AMERICAS
                              NEW  YORK 10019-6092
                     TEL  212 259-8000   FAX  212 259-6333

                                 June 28, 2000


Interliant, Inc.
Two Manhattanville Road
Purchase, NY 10577

Ladies and Gentlemen:

  We have acted as counsel to Interliant, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1, File No. 333-37156, (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of $154,825,000 aggregate principal amount of the Company's 7% Convertible Subordinated Notes, due 2005 (the "Notes"), and of such indeterminate number shares of the Company's common stock, $.01 par value (the "Stock"), as are issuable upon conversion of the Notes. The Notes were issued pursuant to the terms and conditions of an indenture, dated as of February 16, 2000 (the "Indenture"), by and between the Company and The Chase Manhattan Bank (the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement.

          In rendering the opinion expressed herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and such agreements, instruments, certificates of public officials, certificates of officers of the Company and such other documents as we have deemed necessary or appropriate for the purpose of this opinion, including the following:

  (a) a copy of the certificate of incorporation, as amended, of the Company;

  (b) a copy of the by-laws, as amended, of the Company as in effect on the date hereof;

  (c) a record of corporate proceedings of the Company relating to the authorization of the execution and delivery of the Indenture, pursuant to which the Notes were issued and the authorization of the issuance thereunder, sale and delivery of the Notes, including the execution and delivery of the Purchase Agreement, dated February 16, among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC World Markets, Donaldson, Lufkin & Jenrette Securities Corporation and C.E. Unterberg (the "Purchase Agreement"), and the Registration Rights Agreement, dated February 16, among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC World Markets, Donaldson, Lufkin & Jenrette Securities Corporation and C.E. Unterberg (the "Registration Rights Agreement");

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Interliant, Inc.
June 28, 2000
Page 2

  (d) an executed counterpart of the Indenture (including the form of Notes contained therein);

  (e) an executed copy of each of the Purchase Agreement and the Registration Rights Agreement; and

  (f) a specimen certificate representing the Notes in global form.

  In giving this opinion, we have assumed the authenticity of all instruments presented to us as originals, the conformity to the originals of all instruments presented to us as copies, the genuineness of all signatures, the competency of all individuals signing all instruments presented to us, the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof and, insofar as any opinion relates to agreements between the Company and third parties, the due and valid authorization, execution and delivery of such agreements by such third parties.

  In addition, we have had conferences with officers of the Company and have ascertained or verified such facts as we have deemed necessary or relevant for purposes of the opinions expressed herein.

  The opinions herein after expressed are subject to the following qualifications and exceptions:

  (a) we express no opinion as to the enforceability of the waiver of rights under any usury or stay laws contained in the Indenture;

  (b) we express no opinion as to the effect on the opinions expressed herein of
      (a) the compliance or non-compliance of any party to the Indenture or the Notes (other than the Company) with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party;

  (c) the effect of judicial decisions that may permit the introduction of extrinsic evidence to supplement the terms of the Indenture or the Notes or to aid in the interpretation of the Indenture or the Notes;

  (d) we express no opinion as to the enforceability of provisions of the Indenture and the Notes imposing, or which are construed as effectively imposing, penalties;

  (e) the enforceability of provisions of the Indenture or the Notes that purport to establish evidentiary standards or make determinations conclusive; and

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Interliant, Inc.
June 28, 2000
Page 3

 (f) we express no opinion as to the enforceability of any choice of law provisions contained in the Indenture or the Notes or the enforceability of any provisions that purport to establish a particular court as the forum for adjudication of any controversy relating to the Indenture or the Notes or that purport to cause any party to waive or alter any right to a trial by jury or that waive objection to jurisdiction.

  Based upon and subject to the foregoing, we are of the following opinions:

  1. The Notes have been duly authorized by the Company and, assuming that the Notes have been duly authenticated by the Trustee and paid for, have been duly executed, issued and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

  2. The shares of Stock, when issued upon conversion of the Notes, will be validly issued and will be fully paid and nonassessable.

  We are members of the bar of the State of New York, and the opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We do not express any opinion as to the laws, or to make matters governed by the laws, of any other jurisdiction or, in the case of Delaware, any other law. The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                  Very truly yours,


                                  /s/ DEWEY BALLANTINE LLP
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                                  DEWEY BALLANTINE LLP